Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR OCTOBER
     Dallas, Texas, October 5, 2005 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.28446 per unit, payable on October 31, 2005, to unit holders of record on October 17, 2005.
     Due to the timing of the end of the month of September, approximately $243,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Approximately $1,045,000.00 in revenue was received on the first day of October.
     This distribution reflects primarily the oil production for July 2005 and the gas production for June 2005. Preliminary production volumes are approximately 48,331 barrels of oil and 393,736 mcf of gas. Preliminary prices are approximately $58.02 per barrel of oil and $6.96 per mcf of gas.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.365.6541